Exhibit 107

FEE TABLES FOR

FORMS SC 13E3, SC TO-I, SC TO-T

PREM14A, PREM14C, PRER14A and PRER14C

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$42,488,579	$153.10	$6,505.00

Fees Previously Paid	N/A		N/A

To tal Transaction Valuation	$42,488,579

To tal Fees Due for Filing			$6,505.00

To tal Fees Previously Paid			$0

To tal Fee Offsets			$0

N e t Fee Due			$6,505.00

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		X	X	X		X

Fee Offset Sources	X	X	X		X		X

The “X” designation indicates the information required to be disclosed, as applicable,

in tabular format. Add as many rows of each table as necessary

1